Exhibit (a)(1)(B)
FORM OF EMAIL ANNOUNCEMENT OF OFFER TO EXCHANGE
(From Sid Ferrales)
Date: November 19, 2009
To: Eligible RealNetworks Optionholders
I am pleased to announce that RealNetworks, Inc. is officially launching its Stock Option Exchange Program on November 19, 2009. The offer to exchange eligible options for new options will be conducted on the terms described below and contained in the related offering documents and will remain open until December 17, 2009 at 9:00 p.m., U.S. Pacific Time.
Here are three important resources for you:
–	The offer website which contains detailed information regarding this offer and your eligible grants.

–	The slide presentation posted on RNN that discusses details of the offer and provides some examples.

–	Local brown bag meetings where you can ask questions and learn more about the offer.
An option will be considered eligible to exchange if:
i)	The option was granted with an exercise price per share greater than $4.48; and

ii)	The option remains outstanding and unexercised on the expiration date of the offer, which we currently expect will be December 17, 2009.
An individual is eligible to participate in the exchange offer (referred to as “the Offer”) if he or she is (a) a current employee of RealNetworks (or one of its subsidiaries), (b) located in the United States, Austria, Brazil, Canada, China, Finland, France, Germany, India, Indonesia, Japan, Korea, Mexico, the Netherlands, Singapore, Spain, Turkey or the United Kingdom, and (c) remains an employee through the grant date for the new options, which we currently expect to be December 17, 2009. RealNetworks’ senior executive officers and members of the Company’s Board of Directors are not eligible to participate in the Offer.
AVAILABLE INFORMATION
Personalized information regarding your eligible options is available at the RealNetworks Offer website at https://realnetworks.equitybenefits.com. The Offer website also contains detailed information regarding the Offer and Election Forms to participate in the Offer. In addition, the Offer website contains a copy of the official Schedule TO, which is the document filed with the Securities and Exchange Commission that contains all of the relevant information related to the Offer. We urge you to read the Schedule TO and the related exhibits carefully and to ask questions, if needed, to make a decision whether or not to participate in the Offer.
To access the Offer website at https://realnetworks.equitybenefits.com, please use the user name and password that will be emailed to you shortly.
All the documents necessary to make your election are available on the Offer website; however, for your convenience, attached to this email are the following key documents related to the Offer:
•	the Offer to Exchange;

•	an Election Form and related instructions; and

•	a Withdrawal Form and related instructions.
Please read and carefully consider all of this information. If you are not able to access the Offer website, additional copies of the offering materials, Election Forms and other relevant documents are available from Stock Plan Administration at stock@real.com.

For general questions concerning this Offer, please contact your site’s Human Resources representative or Stock Plan Administration at stock@real.com.
NEXT STEPS
If you choose to participate in the Offer, you will need to deliver a completed election via the RealNetworks Offer website, email or by facsimile on or before 9:00 p.m., U.S. Pacific Time, on December 17, 2009 (unless the Offer is extended), to:
Stock Plan Administration
Offer website: https://realnetworks.equitybenefits.com
Email: stock@real.com
Fax: (206) 674-2695
If Stock Plan Administration has not received your properly completed and signed election before the Offer expires, you will have rejected this Offer and you will keep your current stock options. A copy of the Election Form and Withdrawal Form are included in the Offer documents as well as attached to this email.
If you change your mind about accepting the terms of the Offer with respect to any or all of your eligible options after you have submitted an Election Form, you should submit a Withdrawal Form that is included in the Offer documents and attached to this email. We must receive your properly completed and submitted Withdrawal Form by the expiration date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009.
Participation in the Offer is completely voluntary. Participating in the Offer involves risks that are discussed in the Offer to Exchange. We recommend that you consult with your personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the Offer.
KEY DATES TO REMEMBER

November 19, 2009	-	The commencement date of the Offer.

November 19 — December 17, 2009	-	Informational sessions for eligible employees in the U.S. and International locations to discuss the details of the Offer and the process for participation. More information about the sessions will be posted on RNN and distributed to our local offices.

December 17, 2009 (unless Offer is extended):	-	The Offer expires at 9:00 p.m., U.S. Pacific Time.
	-	The eligible options that have been tendered for exchange will be cancelled.

	-	The new options will be granted.

Sid Ferrales SVP — Human Resources